UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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INVISA, Inc.
 (Name of Registrant as Specified In Its Charter)

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INVISA, INC.
1800 2ND Street, Suite 965
Sarasota, FL 34236

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING COMMON STOCK

To Our Stockholders:

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of common stock, par value $0.001 (the “Common Stock”), that the holders of more than a majority of the voting power of the stockholders of Invisa, Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”), as of the close of business on December __, 2010 (the “Record Date”) have approved the following action without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

The approval of a reverse stock split of our shares of Common Stock issued and outstanding as of December __, 2010 on the basis of one post-split share of Common Stock for every five pre-split shares of Common Stock (the “Reverse Stock Split”).

All necessary corporate approvals in connection with the matter referred to herein have been obtained.  The accompanying Information Statement is furnished  to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules there under solely for the purpose of informing stockholders of this corporate act.

We are mailing the Information Statement on or about December __, 2010 to our stockholders of record. The Reverse Stock Split will not become effective until at least twenty (20) days after the initial mailing of the Information Statement.  The enclosed information statement contains information pertaining to the matters acted upon.

BECAUSE THE WRITTEN CONSENT OF STOCKHOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK HAVE SATISFIED THE APPLICABLE STOCKHOLDER VOTING REQUIREMENT OF THE NEVADA REVISED STATUTES AND OUR ARTICLES OF INCORPORATION AND BYLAWS, WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US ONE.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/

December__, 2010

INVISA, INC.
1800 2nd Street, Suite 965
Sarasota, FL 34236

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (this “Information Statement”) is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this information statement to our stockholders on or about December __, 2010.

What action was taken by written consent?

We obtained stockholder consent for the approval of the Reverse Stock Split of our issued and outstanding Common Stock as of December __, 2010 on the basis of one post-split share of Common Stock for every five pre-split shares of Common Stock.

How many shares of voting stock were outstanding on December__, 2010?

On December __, 2010, the date of such action by written consent, there were 69,246,970 shares of Common Stock, 9,715 shares of Non-Voting Series A Preferred Stock, 2,702 shares of Non-Voting Series B Preferred Stock and 15,050 shares of Non Voting Series C Preferred Stock, outstanding.  Only holders of Common Stock were eligible to vote on the Reverse Stock Split.

What vote was obtained to approve the amendment to the articles of incorporation described in this information statement?

On December __, 2010, the action by written consent as described above was taken by 39,173,649 shares of Common Stock, representing 56.57% of the outstanding capital stock entitled to vote on such matters.

Who is paying the cost of this information statement?

The Company will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $18,000.

What is the record date?

This Information Statement will be mailed on or about December __, 2010 to stockholders of record as of the close of business on December __, 2010 (the “Record Date”).  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.

REVERSE STOCK SPLIT

Our board of directors and the stockholders holding a majority of the voting power of our stockholders have approved the Reverse Stock Split of the Company’ s common stock, par value $0.001 (“Common Stock”).  The Board of Directors approved the adoption of the Reverse Stock Split as it believes the Reverse Stock Split is in the best interest of the Company and its stockholders.

The Reverse Stock Split is intended to provide the capital structure that may facilitate further potential business and financing transactions and also increase the per share stock price. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “INSA”.  The shares of Common Stock of the Company have traded at very low prices for some time. As of December ____, 2010, the last reported closing price of the Common Stock was [$0.01].   We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In evaluating the Reverse Stock Split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Stockholders should recognize that once the Reverse Stock Split is affected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by five). While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, the Reverse Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or at all. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results that have been outlined above.

In addition, the Reverse Stock Split will likely increase the number of stockholders who own "odd lots" (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

The Reverse Stock Split will be realized simultaneously and in the same ratio for all shares of the Capital Stock consisting of both Common Stock and Preferred Stock. All holders of Capital Stock will be affected uniformly by the Reverse Stock Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock. In addition, the Reverse Stock Split will not affect any holder of Common Stock's proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The Reverse Stock Split is a transaction rather than the first step in a series of transactions and will not cause the Company's Common Stock to be held of record by less than 300 persons.

The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock (“Preferred Stock”). There will be no change in the number of authorized capital stock or the par value of the Common Stock or Preferred Stock as a result of the Reverse Stock Split. Our issued and outstanding securities, as of December ___, 2010 are as follows:

●	69,246,990 shares of our Common Stock;

●	9,715 shares of our Series A Preferred Stock (which does not have voting rights) convertible into 8,095,833 shares of Common Stock;

●	2,702 shares of our Series B Preferred Stock (which does not have voting rights) convertible into 8,059,833 shares of Common Stock;

●	15,050 shares of Series C Preferred Stock (which does not have voting rights) convertible into 13,849,398 shares of Common Stock.

Based on the number of shares currently issued and outstanding, immediately following the Reverse Stock Split the Company will have approximately 13,849,398 shares of Common Stock and 5,494 shares of Preferred Stock issued and outstanding. In addition, all outstanding securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Stock Split.

The Reverse Stock Split will be effective will become effective twenty (20) days after the initial mailing of the Information Statement or January ___, 2011 (the “Effective Date’).  Under the Nevada Revised Statutes the Company is not required to make any filings with the Nevada Secretary of State regarding the Reverse Stock Split.

We will obtain a new CUSIP number for the new Common Stock effective at the time of the Reverse Stock Split. Stockholders who held shares of the Company's common stock as of the close of business on the Effective Date ("Record Holders") will be notified as soon as practicable after the Effective Date that the Reverse Stock Split has been effected. The Company's transfer agent will act as its exchange agent (the "Exchange Agent") to act for the Record Holders in implementing the exchange of their certificates. As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock ("Old Common Stock") to the Exchange Agent in exchange for certificates representing post-split common stock ("New Common Stock"). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of five shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock.

As soon as practicable after the Effective Date, a letter of transmittal will be sent to shareholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Effective Date, any certificates representing old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the Reverse Stock Split

General

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

Accounting Matters

The reverse split will not affect total stockholders' equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to one-twentieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the shareholder's equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the Nevada Revised Statutes, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those shareholders who hold their Old Common Stock shares as "capital assets" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and will hold the New Common Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such shareholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

●	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

●	Stockholders should not recognize any gain or loss as a result of the reverse split.

●	The aggregate basis of a stockholder's pre-reverse split shares will become the aggregate basis of the shares held by such stockholder immediately after the reverse split.

●	The holding period of the shares owned immediately after the reverse split will include the stockholder's holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the articles of incorporation is set forth in Appendix A.
BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of the Record Date, without giving effect to the Reverse Stock Split by:
●	each of our directors, executive officers and our executive officers and directors as a group; and
●	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned by them.

Name and Address (1)	Shares beneficially owned
	Number of shares	Percentage of class (2)
Stockholders
Centurian Investors, Inc.	34,090,909	49.23%
Samuel S Duffey.	4,907,462	7.09%
Stephen A. Michael	3,939,261	5.69%

Directors and Officers :
Edmund C. King	1,201,772	*
Gregory J. Newell	328,565
John E. Scates	328,565
All executive officers and directors as a group (3 persons)	1,858,902	*

(*) Less than one percent.

(1) The business address, unless otherwise set forth, of each of these persons is 1800 2nd Street, Suite 965, Sarasota, FL  34236

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 28, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors
December___, 2010

Appendix A

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

1. Name of corporation:      Invisa, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Upon the filing of this certificate of amendment, the corporation shall effect a one-for-5 reverse split whereby each share of common stock, par value $0.001 per share shall, without any action on the part of the holder, become and be converted into 0.20 shares of common stock, par value $0.001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 38,998,371

4. Effective date of filing (optional):

5. Officer Signature (required):